                                                                      EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

January 15, 2002

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K, dated January 10, 2002, of Emergency Filtration Products, Inc. (Commission File Number 0-27421) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We are not in a position to agree or disagree with the disclosures regarding PricewaterhouseCoopers, LLP.

With kind regards,



HJ & Associates, LLC